UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 1, 2009
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation or organization)

1-12935 (Commission File Number)	20-0467835 (I.R.S. Employer Identification No.)

5100 Tennyson Parkway Suite 1200
Plano, Texas	75024
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(972) 673-2000
                                          N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.
On December 1, 2009, Denbury Onshore, LLC (“Onshore”), a wholly owned subsidiary of Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury”), entered into a purchase and sale agreement with Wapiti Energy, LLC, Wapiti Operating, LLC and Wapiti Gathering, LLC (collectively, “Wapiti”), a Houston based privately-owned company, to purchase oil and gas assets in the Conroe Field for approximately $430.7 million consisting of $256.4 million in cash and 11,620,000 shares of Denbury common stock, subject to adjustment as provided in the agreement. Denbury also signed the agreement as to specified provisions therein. The number of shares of Denbury common stock to be issued in the acquisition is fixed and equates to a value of $174.3 million assuming a stock price of $15 per share. The transaction is expected to close on or before December 18, 2009. The agreement is subject to customary conditions to closing.
The agreement contains certain termination rights for both Onshore and Wapiti, including termination by Onshore or Wapiti if adjustments to the base purchase price for title defects or any environmental remediation would reduce the purchase price by at least 3% or if casualty loss occurs before closing and the value exceeds 10% of the base purchase price and termination by Onshore if any preferential right or rights to purchase are exercised and the collective amount of any such right or rights is greater than 1% of the base purchase price.
Under a registration rights agreement to be signed upon the closing of the acquisition described above, Denbury will provide the designees of Wapiti with resale registration rights covering the 11,620,000 shares of Denbury common stock to be issued in the transaction. The designees of Wapiti have agreed, with limited exceptions, not to sell any of these securities until the earlier of the closing of the acquisition by Denbury of Encore Acquisition Company (NYSE symbol: EAC), pursuant to a merger agreement entered into on October 31, 2009, the termination of the merger agreement, or in certain cases June 28, 2010.
Section 8 — Other Events

Item 8.01.	Other Events
On December 3, 2009, Onshore entered into a binding letter of intent to sell its remaining Barnett Shale assets for $210 million (before closing adjustments), to Talon Oil & Gas LLC, a privately held company (“Talon”). Earlier this year, Talon purchased 60% of Onshore’s Barnett Shale assets. The property sale is subject to completion of a definitive agreement, other closing conditions, and consent from Denbury’s bank lenders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: December 7, 2009	By:	/s/ Alan Rhoades
Alan Rhoades
Vice President — Accounting (Principal Accounting Officer)